Exhibit 10.1

Equity Transfer Agreement

Date: October 1, 2008

Beijing

This Agreement is made and entered into on October 1, 2008 in Beijing by and between the following parties:

Transferee: Beijing PKU Chinafront High Technology Co., Ltd., a company duly organized and validly existing under the laws of the People’s Republic of China ( “Party A or Transferee”), having its legal domicile at 7th Floor, Tower B, E-wing Center, No. 113 of Zhichunlu, Haidian District, Beijing, PRC.

Transferors: Qing Lu, Xiaohong Chen, Hangfei Lin, Gang Li, Jianzhong Zhang and Jieqing Guo (collectively “Party B or Transferers”)

Recitals

WHEREAS on Feb 6th, 2007, the Transferors jointly formed Shanghai Yootu Information Technology Co., Ltd. (the “Target Company”), a company duly organized and validly existing under the laws of the People’s Republic of China and mainly engaged in the business of processing and releasing of real-time traffic information, having its key technologies in the system for receiving, processing and releasing floating car data.

WHEREAS the Registered Capital of the Target Company is RMB two million (RMB 2,000,000), and the Transferors are the all existing shareholders of the Target Company, holding one hundred percent (100%) of the equity interest in the Target Company as of the date herein. The Transferors agree to transfer the one hundred percent (100%) of the equity interest they hold in the Target Company to the Transferee, with the consideration specified in Section 2.2 and in accordance with other terms and conditions contained herein, and the Transferee agrees to purchase all the equity interest and rights pertaining thereto under the aforesaid transfer pursuant to the terms and conditions herein.

NOW THEREFORE the Parties to this Agreement, through amicable consultation based on the principle of equality, willingness and mutual benefit, hereby agree as the follows in accordance with the terms and conditions herein:

Article 1 Definitions

1.1 In this Agreement, unless the context otherwise states, the following terms shall have the following meanings:

(1) “China” shall mean the People’s Republic of China (excluding Hong Kong SAR, Macau SAR and Taiwan);

(2) “RMB” shall mean the statutory currency of the People’s Republic of China;

(3) “Shares” shall mean the shareholder’s equity right enjoyed by the current shareholders in proportion to their respective paid-up and actually invested registered capital pursuant to the relevant legal documents as percentage of the registered capital in the Target Company. Generally the shares can be represented by share certificates or equity interests. In this Agreement the shares are to be represented in the form percentage;

(4) “Equity Transfer” shall mean the Transferors’ transfer of the one hundred percent (100%) of the equity interest they hold in the Target Company in accordance with the terms and conditions and the agreements herein;

(5) “Transfer Price” shall mean the price specified in Sections 2.2 and 2.3;

(6) “Transfer Completion Date”, shall mean the definition as given in Section 5.1;

(7) “Current shareholders” shall mean the shareholders of the Target Company as specified in the Commercial Registration and the Articles of Association of the Target Company, which shall include all the current shareholders of the Target Company, before the Agreement is executed and becomes effective;

(8) “Option” shall mean the consideration obtained by the Target Company as a result of transferring the equity interest upon satisfying the provisions set forth in Sections 3.2 and 3.3 herein, the consideration for the 5% shares as granted to the key personnel who have mastered the key technologies; the key personnel and percentages of distribution among them will be described in Exhibit 5 of this Agreement;

(9) “Key technologies” shall mean the technologies as set forth in Exhibit 6 attached hereto;

(10) “Sales revenue” shall mean the revenue that the Target Company actually generates from its main business in relation to its key technologies, i.e. real time traffic information service (not including regular project revenue) that has actually been recognized on the book; such sum shall be calculated on an accrual basis under the US GAAP;

(11) “Net Income” shall mean the net income that the Target Company actually generates from its main business in relation to its key technologies, i.e. real time traffic information service (not including regular project revenue) less the annual cost of the year that has actually been recognized on the book; such sum shall be calculated on an accrual basis under the US GAAP; and

(12) the “Agreement” shall mean the entire agreement, all exhibits and other documents agreed by both Party A and Party B to be attached hereto as exhibits;

1.2 Articles, sections, subsections and exhibits shall respectively refer to the articles, sections, subsections and exhibits contained herein;

1.3 The headings contained herein are made for convenience and shall in no case affect the interpretation and understanding of the Agreement.

Article 2 Equity Transfer

2.1 Both Party A and Party B agree that the Transferee shall pay the Transferorssuch amount of cash and shares defined in Section 2.2 as consideration for purchasing the transferred equity interest pursuant to the terms and conditions under Article 4 of the Agreement.

2.2 The Transfer Price with which Party A acquires the one hundred percent (100%) of the equity interest shall be: maximum RMB 8.8 million and the consideration as represented by the net income of Party B for fiscal years 2009 and 2010, respectively as set forth in Article 3 of the Agreement.

2.3 The Transfer Price shall mean the purchase price to acquire the transferred equity interest, including all shareholders’ interests pertaining to the equity interest transferred. Such shareholder’s interests shall mean all existing and prospective interests as pertaining to the equity transferred, including all interests as represented by one hundred percent (100%) of the movable property, fixed assets and tangible/intangible assets. The Transfer Price shall exclude the following: (a) any debt or amount payable of the Target Company not explicitly specified in Exhibits 2 attached hereto (the “Undisclosed Debt”), and (b) the depreciation, damage, reduction or loss of use value of the Target Company’s exiting property as compared with the lists in Exhibits 4, 5 and 6 (collectively the “Impairment Loss”)

2.4 If any Undisclosed Debt exists, then Party B shall assume the liability of paying off such debts to the extent of one hundred percent (100%) of the amount in debt.

2.5 Party B agrees that upon execution of the Agreement it shall prepare all documents necessary for registering the equity transfer under the Agreement and shall engage the persons as appointed by the parties to complete all necessary registration regarding the equity transfer with the Administration of Industry and Commerce. The parties to the Agreement shall, with their utmost effort including but not limited to sign all necessary legal documents as required by relevant commercial departments and administration of industry and commerce , cause the registration of the equity transfer to be completed as soon as possible.

Article 3 Payment and Delivery

3.1 Party A shall pay the initial transfer price of RMB 8.8 million (RMB 8,800,000) to Party B within five (5) business days following the date of this Agreement. Upon the satisfaction of all the terms and conditions set forth in Sections 3.2, 3.3 and 3.4 herein, Party A shall pay the second and the third installment of the transfer price according to the following payment terms set forth in Sections 3.2 and 3.3.

3.2 Party A shall on the later of (1) January 1 2010 and (2) the completion of the audit of financial statements of Party B as of and for the fiscal year ending December 31, 2009 pay the following consideration to Party B:

Consideration of 2009 = the audited net income of the Target Company of fiscal year ending December 31, 2009 * 2.

Payment Terms: 50% in cash plus the number of shares of China TransInfo Technology Corp. in value equivalent to the remaining 50% of the consideration. The per share price of such shares shall be the 30-day average of the closing priceimmediately before the end of 2009 and the exchange rate being the 30-day average of the closing price of RMB against USD immediately before the end of 2009 shall apply. The paid shares shall be locked up for one year from their issuance date. If the Target Company experiences losses in 2009 then no consideration shall be paid. If on July 1 2010 there is any bad debt or outstanding receivable recorded in the recognized income of 2009, such bad debt or outstanding receivable shall be charged into the expenses of 2010.

3.3 Party A shall on the later of (1) January 1 2011 and (2) the completion of the audit of financial statements of Party B as of and for the fiscal year ending December 31, 2010 pay the following consideration to Party B:

Consideration of 2010 = the audited net income of the Target Company of fiscal year ending December 31, 2010 * 3.

Payment Terms: 50% in cash plus the number of shares of China TransInfo Technology Corp. in value equivalent to the remaining 50% of the consideration. The per share price of such shares shall be the 30-day average of the closing price immediately before the end of 2010 and the exchange rate being the 30-day average of the closing price of RMB against USD immediately before the end of 2010 shall apply. The paid shares shall be locked up for one year from their issuance date. If the Target Company experiences losses in 2010 then no consideration shall be paid. To ensure that the net income of 2010 is represented truthfully and validly in the financial statements, Party A may withhold any cash consideration in the amount of any outstanding receivable however recognized as income from January 1 2010 to December 31 2010, i.e. the amount of any outstanding receivable recognized as income multiplied by 3. If the amount withheld is greater than the aggregate cash consideration of 2010, Party A may withhold the amount of the share consideration in a value equivalent to the difference. Such withholding shall be released upon repayment of all outstanding receivables recognized as income and the whole receivable of related contracts in 2010.

3.3.1 For the definitions of Net Income and Sales Revenue refer to Sections 1.1.10 and 1.1.11 of the Agreement. The amount of the net income and sales revenue shall be calculated on the accrual basis under US GAAP and shall be verified and confirmed by the accounting firm designated by the Transferee.

3.4 The initial transfer price paid by the Transferee to the Transferors pursuant to Section 3.1 hereunder shall be deposited into a bank account as designated by the Transferors, and the Transferors agree to pay off all the debts as set forth in Exhibit 2 hereto within 5 days after the receipt of the aforesaid payment. Any payment left over from satisfying the debts may be distributed among: (a) the Transferors of the Target Company in proportion to their percentage of ownership; or (b) the Transferors according to the proportion of distribution as determined and agreed by the Transferors.

3.5 The Transferors shall reserve the shares of China TransInfo Technology Corp. for the key technical personnel according to the proportion as set forth in Exhibit 5. Such key technical personnel may waive the right for the above options; however no such options shall be transferred, used as guarantee or for paying debts by the technical personnel. The Transferee shall also pay the transfer price to the technical personnel of the Target Company in proportion as set forth in Exhibit 5

3.6 If before the payment of the remaining consideration of 2009 and 2010, the Transferee discovers any Undisclosed Debts and/or Impairment Loss in its property, then the Transferee shall have the right of deducting such amount of the Undisclosed Debts and/or devaluation of property as percentage of the aggregate Transfer Price from the remaining amount payable to the Transferors . If such Undisclosed Debts and/or devaluation of property is discovered after the whole amount of the Transfer Price has been paid by the Transferee to the Transferors , then the Transferors shall refund such amount of Transfer Price equal to the Undisclosed Debts and/or devaluation of property as percentage of the aggregate Transfer Price to the Transferee.

3.7 Party B shall complete the registration of the business alteration within 15 business days after its receipt of the initial transfer price under Section 3.1.

3.8 Relevant tax and other charges arising out of the equity transfer under the Agreement shall be paid by the Transferee and the Transferors respectively in accordance with the relevant laws and regulations.

Article 4 Preconditions for Share transfer

4.1 Only when the following precondition are fulfilled within 30 days from the date the Agreement shall the Transferee perform its obligations of the payment of the Transfer Price as set forth in Article 3 of the Agreement.

(1) The Transferors have completed all legal procedures as necessary for transferring its equity interest in the Target Company to the Transferee;

(2) Party B has provided the resolution of the shareholders of the Target Company approving the equity transfer;

(3) The Transferors should have singed a declaration for possible tax arising from the equity transfer before the Transfer Completion Date;

(4) The Target Company should have acquired the ownership of the key technologies as set forth in Exhibit 5 attached hereto and should have had the full control over such technologies;

(5) The key technical personnel should have transferred all source code and documents as set forth in Exhibit 6 to the Target Company and the personnel designated by the Transferee; and

(6) The Target Company should have entered into the Confidentiality & Non-Competition Agreement attached hereto as Exhibit 7 with the key technical personnel who control the key technologies.

4.2 The Transferee shall have the right in its discretion to waive any and all preconditions as set forth in Section 4.1. Such decision of waiver shall be made in writing.

4.3 If any of the preconditions as set forth in Section 4.1 is not fulfilled within the specified time and such precondition is not waived by the Transferee, then the Agreement shall be terminated automatically; and any right, obligation and responsibility under the Agreement shall become invalid and no longer binding on both parties, and the Transferors shall not claim any Transfer Price against the Transferee under the Agreement, and shall, no later than 7 business days after the termination of the Agreement, refund in full amount of the Transfer Price the Transferee has already paid to the Transferor pursuant to Section 3.1 herein together with any interest accrued from the payment during such period.

4.4 If the Agreement is terminated pursuant to Section 4.3 and the equity transfer has been registered, then the parties agree that they shall work together with necessary efforts to cause such equity interest to be transferred from the Transferee back to the Transferors.

Article 5 Equity Transfer Completion Date

5.1 The Agreement shall come into force when signed by the authorized representatives of both parties and the Transferee shall be entitled to the transferred equity interest and become the only shareholder of the Target Company upon completion of all legal procedures for alteration and registration required for transferring the equity interest. However, the rights and obligations shall not be finally fulfilled until the preconditions set forth in Article 4 are satisfied within the specified time period under Section 4.1 and the Transfer Price has actually been paid to the transferors by the Transferee.

Article 6 Structure of Corporate Governance

6.1 Upon the execution of the Agreement, the Transferee has the right to appoint a financial controller to the Target Company. The common seal, special seal for contact, and the special financial seal shall be kept by the relevant person designated by the financial controller appointed by the Transferee and the private seal of the legal representative shall be kept by the current person in charge of finance of the Target Company .

6.2 Upon the completion of the equity transfer, the Board of Directors of the Target Company shall consist of 5 members, 4 of whom are recommended by the Transferee with the remaining 1 recommended by the Transferors.

6.3 Upon the completion of the equity transfer, the structure of corporate governance is subject to the Company Law and relevant regulations of the Transferee’s parent company.

Article 7 Representation and Warranties of the Transferee

7.1. Representation and Warranties of the Transferee shall be true, complete and accurate.

7.2 The Transferee has the full power, rights and capacities for execution, delivery and performance of the Agreement, and can act as the subject of litigation. Party A's execution and performance of the Agreement shall not violate any relevant laws and regulations or government order, nor breach any contract or agreement binding upon Party A or its assets thereof.

7.3 Legality of the Share Transfer payments. Beijing Zhangcheng hereby warrants that its Share Transfer payments for subscription for transferers' shares of the Company are legal, and it has full power and capacity to make the Share Transfer payment to the transferers subject to the terms and conditions of the agreement.

Article 8 Representation and Warranties of the Transferors

8.1 The Transferors hereby represent and warrant as follows to the Transferee:

8.1.1 Authorization. Authorized representative of the Transferors has all the necessary rights and authorization for execution and performance of the Agreement and fulfillment of the transactions contemplated by the Agreement. The Agreement shall be binding upon the Transferors and the Target Company.

8.1.2 No Conflict. The execution and performance of the Agreement does not breach, conflict with the articles of association or bylaws of the Target Company, nor violate any mandatory stipulations of Chinese laws and regulations; the Transferors and the Target Company have acquired all necessary consent or authorization from a third party in respect of the transactions hereunder.

8.1.3 Duly existing. The Target Company is a limited liability company duly incorporated and existing under relevant laws.

8.1.4 Investment. The Target Company does not as of the date of this Agreement, invest in or operate, including but not limited to, its subsidiaries, branch companies, representative offices or branches; or any other entity controlled directly or indirectly by the Target Company or any other entity in which the Target Company holds shares.

8.1.5 Financial statements. The financial statements (including balance sheets, profit & loss statement and cash flow statement) for the period ended September 30, 2008 (“Balance Sheets Date”) in Exhibit 2 represents the real, complete and accurate operation state and financial position of the Target Company in related periods and on related base day. All the Target Company's audit accounts and management accounts (including transfer accounts) have been kept in compliance with relevant Chinese finance and accounting system in conjunction with the real condition of the Target Company, which represent the real and fair financial position and operation state of the Target Company during the period of relevant accounts. The Target Company's financial records and data are in full compliance with Chinese laws and regulations and the principles of Chinese Accounting Standard.

8.1.6 Undisclosed liabilities. The normal liabilities of the Target Company shall not have any material and adverse effect on the Target Company or its shareholders. In addition, the Target Company does not have any other liabilities not represented in the balance sheets nor has the Target Company ever furnished other parties with security of guaranty or any pledge, mortgage or any other security interests with respect to any of its material assets.

8.1.7 Capital structure. The capital structure of registered capital of the Target Company in its articles of association and its amendment with filing and registration with the Administration for Industry and Commerce is consistent with that in the articles of association and its amendment provided by the Transferors to the Transferee, which represents the complete and accurate capital structure of the Target Company prior to the date of this Agreement. Except as set forth above, no shares of capital stock or other voting securities of the Target Company are issued, reserved for issuance or outstanding.

8.1.8 Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, unless otherwise specified in the Agreement and approved by the Transferee in written form, during such period there has not been:

(a) any prepayment of the liabilities by the Target Company;

(b) any security of guaranty or any mortgage, pledge or any other security interest created by the Target Company;

(c) any exemption of its creditor’s rights upon other s or wavier of its rights of claim;

(d) any amendment to any existing contracts or agreements;

(e) any bonus granted to any executive officers, directors, employees, sales representatives, agents or advisors or any increase of their income in any other form, or the salaries of the five persons with the highest salary in the Target Company, CEO, President, COO and CFO by ann aggregate of 10% within any period of twelve months;

(f) any incurrence of loss (whether or not the insurance has bought), or deterioration of relationship with the Target Company’s suppliers, customers or employees, which may lead to materially adverse impact on the Target Company;

(g) any change of the method of accounting calculation, accounting policy or principles, or rules and regulations of financial accounting of the Target Company;

(h) any transfer, or any license granted to others for the use of the intellectual property of the Target Company except for the normal business of the Target Company;

(i) any material change with respect to regular sales or accounting method, employment policy, or related rules and regulations;

(j) have materially adverse change with respect to the Target Company's financial position; or any other transactions rather than the regular business incurring responsibilities;

(k) any resolutions at shareholders' meeting or board resolutions of the Target Company which are different from those approved at annual general meeting with respect to the Target Company’s routine business, except for those made particularly for the performance of the Agreement;

(l) any declaration, payment, or causing the payment of any dividend, bonus or distributions in other forms;

(m) (i) any sale, mortgage, pledge, lease, transfer or disposition of assets out of its normal business scope of which the underlying transaction value reaches over RMB 30,000, (ii) any disposition of any fixed asset or approval of the disposal of its fixed asset by others, giving up the control over the assets of the Target Company, entry into any contract which may result in the fixed assets expenditure, or incurrence of any other responsibilities, except for those incurred in the ordinary course of business of the Target Company; (iii) any expenditure over RMB 30,000 that is out of the Target Company’s ordinary course of business, or purchase of any tangible or intangible assets (including the equity interest in any company);

(n) any transaction or action that is not within the ordinary course of the Target Company’s business; or

(o) any action or inaction which may lead to the above events.

8.1.9 Tax. The Target Company has filed all the tax returns required by the laws and regulations of China, and has paid all the tax payables.

8.1.10 Asset. The Target Company has the full power and right to own and use all their assets as set forth in Exhibit 8.

8.1.11 Fixed assets. The Target Company has clear and legal property rights over its fixed assets, and has furnished the Transferee with relevant supporting documents in respect of the title and use right of the Target Company’s fixed assets. There is no mortgage, security of guaranty or any third party’s claim over such fixed assets.

8.1.12 The Transferors hereby warrant that all the duplicated documents of the existing, effective written contracts of the Target Company have been furnished to the Transferee, which are true copies of the originals, and that such contracts are valid and duly operative. In addition, the Target Company does not have any of the following contracts, agreements or documents binding upon the Target Company or to which the Target Company is a party, or violation of the terms and conditions or obligations of such contracts, agreements or documents, which:

(a) are not made in the ordinary course of business;

(b) are not made on a fair base;

(c) result in the Target Company's loss or prejudice to the Company's interests;

(d) can not be implemented with adequate efforts and expenditure; or

(e) limit the Target Company's free operation.

8.1.13 Intellectual property. Unless otherwise disclosed in the Disclosure List, the Target Company has the legal title of or rights to use all the intellectual properties being used by the Target Company (including but not limited to patent, trademark, copyright, know-how, domain name and business secret), and the Target Company has acquired all the necessary authorization or license of the intellectual property with regard to a third party's intellectual property during its operation (including but not limited to the intellectual property license for the services with regard to providing value-added services). The Target Company does not infringe upon any others' intellectual property rights, business secret, know-how or similar rights, and is not involved in any claim, dispute or proceedings, which remain unresolved or may occur, against the Company due to the infringement upon any third party's intellectual property rights, business secret, know-how or similar rights. The Target Company has officially registered its trademark, patent, software copyright and domain name with relevant authorities.

8.1.14 Litigation. There is no any of the following events which may have materially adverse impact on the Target Company, or have adverse impact on the execution, validness and enforceability of the Agreement and the Equity Transfer thereof, whether it is implemented, remain unresolved or may occur:

(a) penalty, ban or order against the Target Company from any government authorities;

(b) proceedings or dispute against the Target Company such as civil, criminal and administrative actions and arbitration

8.1.15 Compliance. The Target Company's current operation is in full compliance with the existing laws and regulations, rules and other provisions issued by relevant administrations of China, and the code of telecom operators (collectively “Laws and Regulations”), and the Target Company does not violate any of such Laws and Regulations which may lead to material and adverse impact on the Target Company's operation or its assets.

8.1.16 Employees.

(a) All the employees of the Target Company abide by relevant applicable labor laws;

(b) There are not any labor disputes or potential labor disputes between the Target Company and its employees and former employees;

(c) The Target Company does not have any economic compensation, payable but not paid, to pay due to termination of the labor contracts, or similar obligation to pay the indemnity or compensation costs with regard to employment;

(d) The Target Company has fully paid and/or withheld employees' social insurance fund or welfares in accordance with relevant laws and regulations, including endowment insurance, housing fund, medical insurance, unemployment insurance and other payable insurance or welfare as per relevant laws and the agreements, and therefore does not have any existing or potential disputes concerning such social insurance and welfares.

8.2 Special representation and warranties. Besides the general representation and warranties set forth above, the Transferors and the Target Company further represent and warrant as follows:

8.2.1 all the documents including account books, records of equity changes, financial statement and other records of the Target Company have been kept subject to business rules and controlled by the Target Company, and all the principal transactions in connection with the Target Company's operation have been recorded in an accurate and regular way;

8.2.2 as of the date of this Agreement, all the documents of the Company including the minutes of board meetings and meetings of shareholders' conference and shareholder list have been kept safely, in which all necessary events required by such documents are recorded well and truly;

8.2.3 ever since the Balance Sheet Date, (1) except for the normal operation, there are not any events giving rise to advanced debt maturity; (2) except for the normal operation, there are not any assets of the Target Company disposed or out of the Target Company's control, and the Target Company has not reached any agreement which might give rise to additional financial expenditure, nor have any responsibility thereof;

8.2.4 the Target Company has submitted to tax authorities all required information; and up to the date of this Agreement, the Target Company does not have any disputes with tax authorities regarding tax responsibility or potential tax responsibility or tax incentives;

8.2.5 the Target Company has the financial documents for normal taxing and tax payment, and all the necessary supporting documents for tax incentives with the approval by relevant government departments;

8.2.6 except for the employee benefit, social and endowment insurance in accordance with the Labor Law of the People's Republic of China and relevant provisions, the Target Company does not provide any other incumbent, retire or elderly welfares or insurance.

8.3 Good Title. The Transferors are the record owners of the equity interest of the Target Company, and upon the execution of the Agreement, there is no mortgage, pledge, security interest, lien, impediment or other limits in any form on such equity interest, , and the Transferors hold the equity interest only for its own account rather than proxy holding for any other third party.

8.4 Information disclosure. All the documents, material facts and information, provided to the Transferee by the Transferors and the Target Company prior and after the execution of the Agreement, are true, accurate, without omission and not misleading.

8.5 The Transferors shall take all necessary measures to demand the trade receivables listed in Exhibit 2 be paid as soon as possible.

8.6 Shares lock-up. The shares that the Transferors acquire from the Transferee’s parent company listed on a U.S. stock market shall be locked up for one year following the date of issuance.

8.7 Further Promises of the Target Company and the Transferors.

8.7.1  Company operation. During the period from the execution of the Agreement up to the alternation registration with the Administration for Industry and Commerce accepted by the Parties, unless as is specified in the Agreement and the Exhibits to the Agreement or approved by the Transferee in written form, the Transferors and the Target Company promise that they shall:

(a) be operating in an ordinary course of business. They will continue to develop its relationship with customers so that the Target Company's reputation and operation will not experience materially adverse influence after the capital increase and transfer of equity;

(b) pay the due payables and other liabilities in the ordinary course of business, and shall not make any unusual transactions thereby incurring unusual liabilities. Except for the ordinary course of business, the Target Company shall not repay the loan, or disburse trade payables in advance or delay;

(c) perform the contracts, agreements, or other documents in respect of the Target Company's assets and business in a timely manner;

(d) not reconcile or waive, alter its request or other rights without the written approval by the Transferee, except for the ordinary course of business;

(e) make their best efforts to maintain the legal operation of the Target Company, and shall not separate, nor merger with any third party or acquire the assets or business of a third party;

(f) not breach the representation and warranties in the Agreement through action or inaction;

(g) inform the Transferee in writing of relevant events, facts, conditions, changes or other information which have had or might have materially adverse impact on the Target Company in a timely manner; and

(h) handle the tax affairs of the Target Company as usual in full compliance with relevant laws and regulations.

8.7.2  Information collection. During the period from the execution of the Agreement up to the alternation registration with the Administration for Industry and Commerce, the Transferors shall provide, at the reasonable request of the Transferee and its representatives, all relevant documents of the Target Company to the Transferee and its representatives during business hours, including but not limited to all necessary accounts, records, contracts, technical documentation, personnel information, management situation and other documents to the lawyer, accountant and other representatives appointed by the Transferee; in order to assist the Transferee in reviewing the documents in respect of the Target Company's properties, assets and business and those mentioned in the Agreement, the Transferors shall permit the Transferee to meet or contact the customers and creditors of the Target Company. The Transferors agree that the Transferee has the full rights to conduct detailed due diligence investigations in respect of the Target Company's financial position, asset conditions and operation status at any time prior to the equity transfer.

Article 9 Liability for Breach of Agreement

9.1  Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one party shall constitute the default.

9.2  Unless otherwise specified in the Agreement, in case of any other additional expenses, responsibilities or loss incurred to the other party due to the default of one party, the defaulting party shall indemnify the innocent party for such expenses, responsibilities or losses (including but not limited to interests and counsel fees, paid or lost due to the default). The total amount of the indemnification the defaulting party has to pay to the innocent party shall be equal to the loss due to such default activity and in addition, the defaulting party shall pay the innocent party 20% of such loss due to the default above as penalty.

Article 10 Information Disclosure and Confidentiality

10.1  Unless otherwise specified in the Agreement, the terms and conditions hereunder in respect of Equity Transfer (including all terms and conditions hereunder, the Exhibits and any other relevant documents relating to investment) are confidential and shall not be disclosed to any third party. If required by relevant laws, the disclosing party shall discuss with the other party the disclosure and submission of relevant information within reasonable time prior to the disclosure and submission.

10.2  Unless otherwise specified in the Agreement, the Parties shall make their best efforts to keep confidential any business information, material facts and relevant documents in any form, which are related to the Parties hereto due to the performance of the Agreement.

10.3  The Parties shall cause their respective directors, executive officers and other employees, and the directors, executive officers and other employees of affiliated companies to perform the confidentiality obligation set forth in this Article.

10.4  In case the Agreement is terminated for any reason, the provisions in this Article shall maintain their original validity.

Article 11 Supplement, Modification, Amendment and Termination

11.1  After the execution of the Agreement, the Parties may enter into any written supplemental agreements upon mutual consultation, which shall take effect upon due execution of the Parties hereto.

11.2  The Agreement may be modified or amended upon mutual consultation. Any modification or amendment to the Agreement shall be in writing, which shall take effect upon due execution of the Parties hereto.

11.3  Termination. The Agreement may be terminated as follows:

11.3.1  The Parties make written agreement to terminate the Agreement and define the effective date of termination;

11.3.2  One party shall inform the other party in writing of the termination of the Agreement within ten (10) business days prior to the effective date of the termination which shall be contained in the notification, in the event that:

(a) the other party’s representation or warranties are found not true or have material omission when made or on the date of this Agreement;

(b) the other party fails to comply with the terms, promises and obligations under the Agreement, and fails to take effective remedial actions within ten (10) days upon receipt of written notification from the party.

11.3.3  Where the Equity Transfer set forth in Article 3 hereunder can not be closed within one (1) month as of the date of this Agreement, Party A shall have the right to terminate the Agreement.

11.4 Validity of termination.

11.4.1  In the event that the Agreement is terminated as per any clause aforementioned, the Agreement shall be null and void;

11.4.2  Upon the termination of the Agreement, the Parties shall adhere to the principles of equity, fairness and credit and return to the other party the considerations obtained pursuant to the Agreement, making their best efforts to seek restitution in integrum;

11.4.3  Upon the termination of the Agreement, all rights and obligations of the Parties under the Agreement shall be terminated, and one party shall not demand any claim against the other party in respect of the Agreement and its termination, except the responsibilities set forth in Article 9 of the Agreement.

Article 12 Force Majeure

12.1  Any delay in or failure of performance by either party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by Force Majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition.

12.2  The affected party shall inform the other party(ies) of the occurrence of Force Majeure in writing within three (3) business days after the occurrence of Force Majeure, and furnish the other party(ies) with descriptions of Force Majeure and proving documents issued by local competent notaries for such failure of or delay in performance of all or any of its obligations within fifteen (15) business days after the occurrence of the Force Majeure. The Parties may determine whether to terminate the Agreement, or partially exempt the performance of the Agreement, or prolong the performance of the Agreement. In the event that the Parties can not reach an agreement within sixty (60) days after the occurrence of Force Majeure or events, the party affected by Force Majeure or events has the full right to terminate the Agreement, and any party shall not be liable for the loss caused to other party(ies) thereof.

12.3  The Force Majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable Acts of Gods, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

Article 13 Applicable Laws and Dispute Settlement

13.1  The execution, validity, interpretation, performance and dispute settlement hereunder shall be governed by and construed in accordance with the laws of China. In case of certain items in respect of the Agreement not stipulated in promulgated laws and regulations of China, such items shall be construed and performed as per generally accepted international business practice complying with the laws and regulations of China.

13.2  Any disputes arising out of the performance of the Agreement or in connection with the Agreement shall be settled via friendly consultation; either party may submit any dispute failing friendly settlement to competent courts of China for judgment.

Article 14 Notice and Delivery

14.1  Any effective notice or other communications relating to the Agreement between the Parties (“Notice”) shall be in writing (including fax and e-mail) and posted, sent by a courier or addressed to that notified party at the address or telephone number hereunder with the name of attention on the Notice.

To the Transferee: Beijing PKU Chinafront High Technology Co., Ltd.
Attn.: Shudong Xia
Address: Room 717, Tower B, E-wing Center, No. 113 of Zhichun Road, Haidian District, Beijing, PRC
Post Code: 10086
Tel: 010-82671299, 13501215622

To the Target Company and its shareholders
Attn.: Qing Lu
Address: Tower A Room 1305, Fudan Science Building, No. 11 Guotai Road, Shanghai, PRC
Post Code: 200433
Tel:021-65111115

14.2  The service time for the Notice shall be determined by the following:

14.2.1  The Notice shall be deemed to have been received if it is personally delivered or sent by courier and the notified party issues the receipt; those without the notified party's receipt shall not be deemed to have been duly served on;

14.2.2  Notices, which can be sent by post and shall be delivered through registered express or EMS, shall be deemed to have been received by the notified party on the seventh day after the date of dispatch;

14.2.3  The Notice sent by fax or e-mail is deemed as given upon the date on the receipt of fax notice or e-mail, and the confirmation date by the notified party is the delivery date.

14.3  In case of any change of the above address or telephone number of either party (the “Change Party”), the Change Party shall notify other parties within seven (7) days after the change. Where the Change Party fails to notify other parties of such change in a timely way, it shall bear any loss or damages incurred to other parties thereof.

Article 15 Miscellaneous

15.1. The supplementary Exhibits to the Agreement are integral part of the Agreement, and shall have the same legal binding force with the Agreement; in case of discrepancy between the Exhibits and the text of the Agreement, the text of the Agreement shall prevail.

15.2 In case any provision under the Agreement and the Exhibits is found invalid or not enforceable in accordance with applicable laws, such provision shall be deemed as non-existence from the beginning and the remaining provisions maintain effective; the Parties may define new provisions through consultation to bring about the original intention of such provision to the great extent.

15.3  The Agreement shall also be binding upon the successors and transferees of the Parties, and such successors and transferees may have and hold the shares hereunder.

15.4  Party A may assign and transfer its rights, shares and obligations hereunder to its affiliated companies, wholly-owned subsidiaries and holding company's wholly-owned subsidiaries.

15.5 Except the aforesaid provisions in Section 15.3 and 15.4, any party shall not assign or transfer any of its rights or obligations hereunder.

15.6  Unless otherwise specified in the Agreement, the failure of one party to exercise of its rights, power and privilege does not constitute its waiver of such rights, power and privilege, and single or partial exercise of such rights, power and privilege shall not prevent its exercise of any other rights, power and privilege.

15.7  The Agreement shall be effective with the official seals and the signature by the legal representatives or duly authorized representatives of the Parties.

15.8  The Agreement is made in five copies of equal validity with 2 copies for Beijing Zhangcheng, one for each shareholder of Yootu, one to be kept by Yootu for filing and one copy for competent Administration for Industry and Commerce.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by duly authorized representatives of the Parties on the date first written above.

Transferor: Shareholders (Seal)

Authorized representative:	/s/ Qing Lu
Qing Lu

Transferee: Party A: Beijing PKU Chinafront High Technology Co., Ltd. (seal)

Authorized representative:	/s/ Shudong Xia
Shudong Xia